EXHIBIT 99.2


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               TRANSCRIPT OF SMITH & WOLLENSKY RESTAURANT GROUP'S
                                CONFERENCE CALL
                    FOURTH QUARTER AND YEAR END 2003 RESULTS
                                 MARCH 11, 2004

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Alan Stillman, Chairman and CEO
Alan Mandel, Chief Financial Oficer

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 Operator

 Welcome to the call. I'd like to turn the floor over to Lauren Felice, of RF Binder Partners,
Investor Relations Counsel to the Smith & Wollensky Restaurant Group.

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 Lauren Felice  - RF Binder Partners - IR Counsel

 Good afternoon,  and thank you for joining us for Smith & Wollensky's fourth quarter earnings conference  call. As you know, the Company  issued its fourth  quarter  earnings press release earlier this  afternoon.  If you do not have it and would like a copy of the release  faxed or
e-mailed to you, please contact my office at 212-994-7541,  and I'll see that you get what you need immediately.

Before we begin,  I'd like to point out that any comments today that are  forward-looking  are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of
1985. Investors are cautioned that forward-looking  statements involve risks and uncertainties which may affect  the  Company's  business  and  prospects  including  economic,  competitive, governmental, food and labor supply, and other factors discussed in the Company's filings with the Securities and Exchange Commission.

I'd like to turn the call over to Alan  Stillman  Chairman  and CEO of the  Smith &  Wollensky
Restaurant Group. Alan?

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 Alan Stillman  - The Smith & Wollensky Restaurant Group, Inc. - Chairman and CEO

 Thank you,  Lauren and good  afternoon to  everybody.  Thank you for joining us. With me here today is Alan Mandel our CFO, and after I finish he will provide an overview on the financials and then we'll both be able to answer any questions that anyone might have.

First of all,  as a general  and an overall  comment,  regarding  the full year  2003,  we are pleased to see our further  improvement in our bottom line performance both in the numbers and in many of the  percentages.  Having said that,  however,  I would like to add that we are far from satisfied,  despite an extraordinarily  strong comparable sales increase for the year, we still  reported a loss. So there's  obviously room for further  improvement  and I'll speak to that point as will Alan Mandel.

The big stories for us remain two: One, our exceptional  sales momentum,  and two, the cost of beef. Frankly, both were exceptional and exceeded anything that I have ever seen in all of the years  that  I've been in this  business.  For  example,  in the  fourth  quarter  alone,  our comparable sales stores were up 11.7% and they increased more than that, for the whole year up
12.3%.
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                                                                              FINAL TRANSCRIPT

Beyond the absolute size of the increases,  a few other things are noteworthy.  One is that we continued  to report these large  increases  in the second half even after we began  comparing these with  relatively  strong periods in the previous year. And I would add that we have seen continued  solid  increases  in our sales in both  January  and  February  of this year,  with comparable sales increases of  approximately  7% for each month. By the way,  February was our
20th consecutive month of positive comp sales.

The second point I'd like to make about our sales  increases is that they would have been even larger if we had received  any  contribution  from our three owned New York City  restaurants,
Cite,  Manhattan  Ocean Club and Park Avenue Cafe.  These three  restaurants,  taken together, actually  declined  2.8% in sales,  although all three of them were still making money for the year.  This means that our owned Smith & Wollensky's  outside New York City actually are doing much better than the overall 12.3% increase.  Their sales were up 18.8% on a comp sales basis.
I've never seen anything like that! The 18.8% increase  coupled with the fact that we're up in
January and February is proving that the economy and our units are improving.

We also have been  encouraged  recently to see some  improvement in New York City.  During the last quarter of the year our three stores in New York increased 2.2% from a year ago, and that is considered a large  increase  compared to what has been going on over the past three years.
To take advantage of what we view as an opportunity in New York, we increased advertising from last year's level by just about twofold for the units in New York City, and we have also added a public relations person to our staff who'll focus only on the New York units. In order to do this we are  reducing  our  expenditures  for outside PR support,  and we are also keeping the percentage for our advertising at no more than it was last year.

Outside New York,  our strong  sales  growth is due to a  combination  of  increased  tourism, business travel and banquet sales,  and from what I understand this has still not rebounded to where it was five years ago around the country.  Five years ago, we only had one or two stores so it's  difficult  for us to judge,  but from what we hear, we think that those numbers still have a long way to go.

The second most unprecedented thing that we experienced last year was the price of prime beef.
I don't know about your own businesses,  but if there's no inflation out there, somebody's got their hand tied behind  their backs and is kicking us,  because we had a 30%  increase in 2003 for the price of beef, and we also had other price  increases that raised our cost levels over the year.

However,  we did implement very, very unusual selected menu price  adjustments that enabled us to  essentially  offset the dollar  impact on the bottom line.  In other  words,  although our profit margin was down, our dollar profits per customer were very close to the previous levels for our comp  restaurants.  We  obviously  hope that beef  prices will start to come down from these extraordinarily high levels, and I will expand on that in a minute.

This year we went into the wholesale business.  We actually started this business in 2001, but we have expanded our  capability  this year and we are now selling steak sauce,  pepper sauce, and barbecue  sauce.  The woman in charge of these sales is doing a great job. We are in 4,000 stores around the country,  and we are selling to almost every major outlet in the country. We believe  that  with  the  addition  this  year of four  salad  dressings,  this is a  branding opportunity and we believe an extremely good bottom line opportunity for the future years.

You also know, of course, that in December our industry and, in fact, the entire beef industry went  through a  difficult  period  with the  discovery  of a single case of Mad Cow or BSE in
Washington State.  Many other restaurant  companies have publicly said that their sales trends have not changed and they do not believe  that  American  consumers  have  changed  their beef consumption habits materially. We would agree with that assessment based on everything we have seen, including what I have said before about our own continued strong sales growth.

At the same time, I'm sure you know that a significant portion of this country's export market for  beef has been  eliminated,  at least  for the time  being,  we have  stopped  selling  to approximately  20 countries  although  recently the border to Mexico has been open for a small amount  of a  certain  types of beef.  We  obviously  have no idea  how long  either  of these situations will last, but we have seen fairly significant reductions in our beef cost over the last two months.

We've always said we are not in the business of making  predictions  about the future,  but at least for now we're benefiting from the reduced cost of beef. The decline in prices will begin to help  results  during the first  quarter of 2004,  although you should be aware of the fact that in December, we experienced the highest prices yet, and, therefore, our inventory that we were selling in January was coming out of the  extraordinarily  high prices in December.  Once again,  please remember that we have no way of predicting this.  Although we would like to try and hedge more, we have not found anything that we think  perfectly  tracks prime beef prices.
Alan will talk about this later and we will be willing to answer any  questions  that you have on it.

During January, we opened our newest Smith & Wollensky restaurant.  Our second in Texas, which opened just before  Super Bowl.  Our first Texas  restaurant  in Dallas  opened in March 2003.
Initial sales so far in Houston are way beyond our  expectations  however,  Dallas has not yet met our  expectations.  I do believe that the combination of the two Texas units though, is in line with the total  revenue goals  currently and I believe for 2004.  Next we are now turning our  attention to New England where we're  planning to open our next new  restaurant in Boston this coming fall.
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We are currently under construction and have finished our demolition  process in Boston.  This as we have said before,  is a unique  property in a great castle near the Boston  Common.  The building is significantly  larger than both Dallas and Houston,  and it will therefore cost us more to open. However, we are particularly optimistic about opening in a city that has been so aware of our brand for more than 27 years due to its relatively  close  proximity to New York.
An  awful  lot of  consumers  who  fit  our  demographics  have  already  been in a lot of our restaurants, especially our New York unit.

The construction and other proprietary work are moving ahead on schedule, and at this point we hope that we will be open, sometime during the month of September. We certainly think that the three new  restaurants  together will add  significantly  to our leveraging  process which has definitely  started.  We  decreased  our  G&A  costs  approximately  a  point  and a half on a percentage  basis in the year 2003  compared to 2002 and we think that that will continue with
Dallas, Houston and Boston added to our base.

Looking out a little bit further into the future and reviewing our operating strategy for 2005 and 2006, we have not leased for any new restaurants  during that period, and at this point we are not actively  seeking a lease for 2005.  It's still  possible  that we will come across an opportunity  that is extremely  favorable for us, and we would take on a high caliber location in 2005 if the right deal came along.

However,  despite our improved  performance  in 2003,  we believe that we can add  significant profits to our current  restaurants by concentrating on the three new restaurants that we will have  opened by the end of the year as well as on our New York  restaurants.  We are not happy reporting  a net loss.  So what we intend to do is to get Boston  open,  and during  this year concentrate on New York City's three restaurants and the Dallas and Houston markets so that we can improve the bottom line substantially for this year and 2005.

If you put this in perspective,  once Boston is opened we will have developed and opened three large restaurants on a base of only 10 over a period of approximately a year and a half. These are high-end,  high-volume  restaurants and as you know, our previous seven owned  restaurants that were open for all of last year generated average sales of $9.7 million for the year. Each of  these  restaurants  is a big  business  in its own  right  and  opening  three is a fairly aggressive  expansion  effort in the economy and the size of the beef  increases  that we have had. We hope beef prices are coming down,  but so far we have only seen an 8% decrease  during the first two months of the year.

Our Board and I believe that our  shareholders  would be best served if we focused our efforts for a year or so on maximizing the operating  profits and cash flows from Dallas,  Houston and
Boston as well as from our existing  base of the three New York City  restaurants.  You should know that getting the three New York restaurants back to the profit level during the late '90s and early  2000s would be a very,  very large  increase to our bottom  line.  In fact,  if you average  the income  from 1998  through  2002,  the  average  income  from  operations  before depreciation  for those years at those  locations  was more than $2.2 million  higher than our
2003 results. So you can see the potential, and it is definitely a priority for us, along with bringing  the new Smith &  Wollensky  locations  up to levels  comparable  to the more  mature locations.

Once we have established the higher and more consistent level of these restaurants,  we intend to pick up the pace we have had in the past, and resume  restaurant  openings starting in 2006 and beyond.

Now I'd like to turn the call over to Alan Mandel and he will review our financial  highlights in more detail and then we will take whatever questions you might have.

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 Alan Mandel - The Smith & Wollensky Restaurant Group, Inc. - CFO, EVP-Finance,  Treasurer and
Secretary

 Thank  you,  Alan.  Our total  owned  restaurant  sales for the  fourth  quarter of 2003 were approximately  $25.6  million.  This is a 17.1% increase from the 2002 fourth quarter and on a comparable  unit basis it's an 11.7%  increase.  Net income for the quarter was  $635,000 or 6 cents per  diluted  share and this is an  increase  of 38% from our net income for last year's fourth quarter or 2002's fourth quarter, which was $461,000 or 5 cents a share.

Alan has just done a very  effective  job of  detailing  the  breakdown of that for you, and I would repeat,  we're pleased with the trend outside of New York, and we're very focused on the opportunity to bring New York up to a level consistent with the rest of the Company.  Our food cost for the fourth  quarter was a big story.  As a percentage of food sales in our comparable units,  we were up by 508 basis  points from a year ago. We estimate  that the increase in the cost of beef  alone on a  comparable  unit  basis for the  fourth  quarter  was  approximately
$600,000  greater than the prior year's  fourth  quarter.  This is a higher  increase  than we experienced in earlier  quarters  because the price per pound continued to escalate as we went through the fourth  quarter.  In fact,  right up to the date of the case that Alan referred to that was reported in the State of  Washington,  and the fourth  quarter is our highest  volume quarter, which means we consume the most product in that quarter.

However,  as Alan pointed out, we have  successfully  offset much of that pressure in terms of cost with  pricing  action  which we took  several  times  during the year,  most  recently in
October,  and that resulted in increases in our average check.  Alan also mentioned that we've seen some  decline in the cost of product in  January  and  February  of 2004 from the peak in
November and December.  The average cost of beef which we purchased in January and February is down  approximately  8% from the peak, but it still remains about 40% above the same period of the year in 2003.  It's worth noting that the combination of all other elements of our cost of goods sold in comparable units for fourth quarter of 2003 improved by 32 basis points compared to the fourth quarter of 2002.
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Leaving  food costs and going into our other  expenses,  in many of our other  expenses  we're seeing the  leveraging  effect that you would  expect given our strong  sales  growth.  We saw continued  improvement  in payroll and related  expenses which declined by 139 basis points in comparable  restaurants  from the fourth quarter of 2002. Two factors in this success were the extent to which the relationship  between our incremental labor and our incremental sales took advantage of the ability to leverage our relatively fixed  management  labor cost.  Putting it more simply, in most of our restaurants, sales can grow very significantly without significant additional  management  labor  dollars.  And in 2003,  that worked to our benefit.  The second factor was the continuing  benefit from favorable  experience in health insurance claims since we converted to self-insurance.

Moving on to operating expenses, in our comparable restaurants, our operating expenses for the fourth  quarter  were  down by 20  basis  points.  There's  no  single  area  that  stood  out dramatically in this comparison between fourth quarter 2003 and 2002,  however, I will mention a couple of items. We saw moderate increases in utility costs which contrasted with our strong increase in sales so it allowed that line to decline as a percentage  of sales.  We also saw a modest improvement in the cost of our operating  supplies,  china, glass, silver and so forth.
These two areas of improvement  were partially  offset by the ongoing higher cost of liability and property insurance, which we've discussed over the past several quarters.

Moving to the occupancy expense area of our P&L, again this area dropped sharply in the fourth quarter,  falling by 219 basis  points for comp units from the 2002 fourth  quarter.  As we've explained on previous calls,  this reflects mostly the  renegotiation  of the lease on our Las
Vegas restaurant which will enable to us reduce our annualized cash outlay by approximately $1 million.  The lease is being treated as a capital lease. So we have a reduction in rent and in deferred  rent expense on our Las Vegas  restaurant of about  $515,000 for the fourth  quarter compared to fourth-quarter,  2002. This is partially offset by an increase in interest expense attributable to the capital lease of $198,000 for the quarter.

Our comparable  unit marketing and promotional  expenses for the quarter  improved by 99 basis points. This was mainly the result of leveraging advertising dollars over higher revenues, and it was also a result of more modest public relations efforts at several of our locations.  For the fourth quarter,  income from all owned restaurant  operations  improved by $589,000 or 23%
from 2002.  Management  fee income of $839,000  increased by almost  $200,000 or 30% from last year's fourth quarter and that mainly reflects a substantial  improvement at ONEc.p.s.  in the
Plaza  Hotel and that was due to an  improvement  in that  restaurant's  cash flow in which we share.

Our total income from owned and managed restaurants for the quarter was just under $4 million, an increase of $785,000, or 25%. Included in our results for the fourth quarter was an accrual which we made for $125,000 in connection with a pending legal matter.  This issue is scheduled to come to trial shortly and the Company believes it has a strong  likelihood of prevailing in the matter, nevertheless we did accrue $125,000 in the fourth quarter.

Our net interest  expense for the quarter was $236,000 and that  compares  with $50,000 in the
2002 quarter.  And this is primarily  again because of the capital lease treatment for the Las
Vegas lease. As a result, our net income for the quarter increased by 38% to $635,000 from the
$461,000 we earned in the fourth quarter of 2002.

Just a few  highlights  for the full year 2003. We reported  total owned  restaurant  sales of
$93.3 million, a 20.7% increase from 2002. Just to go back to something Alan noted, he pointed out that our  average  for Smith &  Wollensky  units  opened at least a year was $9.7  million during 2003.  Again, in the full year's results,  2003, our comparable unit sales for the year were up 12.3%.  The net loss for the year was $722,000 or 8 cents a share and that compared to a net loss in 2002 of $2.1 million or 23 cents per share.  On an income from owned and managed restaurant basis we increased by more than $3.1 million or 36%.

Going back to the bottom line, as we've discussed in previous  quarters,  we had a charge that related to our  investment  in a managed  restaurant in 2002,  and that  accounted for about a third of our loss in 2002. We opened one new restaurant in each year, 2003 and 2002,  Columbus in 2002 and  Dallas in 2003,  and we  incurred  pre-opening  costs for those  units  that were roughly comparable.

Our own evaluation of 2003 results brings forth mixed emotions.  From a short-term perspective the single biggest issue for the Company for the full year was the extreme  volatility of beef costs, but we have dealt with that appropriately by taking necessary price increases.  We also took modest steps in hedging against cost volatility  through the purchase of some futures and call options.  While that unfortunately  resulted in a charge in our fourth quarter of $75,000 for unrealized losses because of the extreme behavior of the commodity markets right after the incident in Washington State we continue to evaluate  strategies to reduce volatility and cost of goods sold.

Our progress and expense ratios,  other than food cost,  especially  payroll,  marketing,  and promotion  and the  leveraging  of G&A expenses that Alan refers to allows us to be optimistic about 2004. We remain extremely pleased at the strong revenue performance, especially at Smith
& Wollensky locations outside of New York. And as Alan said, we see a significant  opportunity to improve our overall  profits in 2004 and 2005 by focusing  more on the  performance  of our recently owned restaurants and on our New York City owned restaurants.

And with that we'd like to turn it back over to the operator for  questions.  And we will both try and answer any questions you may have.
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QUESTION AND ANSWER

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 Alan Mandel - The Smith & Wollensky Restaurant Group, Inc. - CFO, EVP-Finance,  Treasurer and
Secretary

 Thank you. The floor is now open for questions.  If you have a question at this time,  please press the number one followed by four on your touch-tone phone.  Please hold while we poll for questions . Our first question comes from Destin Tompkins. Please go ahead, sir.

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 Destin Tompkins  - Morgan Keegan

 Thanks.  You mentioned  beef costs  decreased by 8% in January and February.  I guess part of that based on the buy from  December,  and I remember in a January  filing you mentioned  beef prices down 19% or so. Can you talk about that a little bit?

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 Alan Mandel - The Smith & Wollensky Restaurant Group, Inc. - CFO, EVP-Finance,  Treasurer and
Secretary

 There's been a decline in portions of the market that's greater than in others,  but when you use a weighted  average of all the cuts that we buy, the weighted  average decline is about 8%
to us. And it started  back up as soon as the  Mexican  border  opened up and as you  probably know, , there's a stand-off between the ranchers and the slaughterers. So, there's product out there available,  but it's not coming to market.  There's been sort of an artificial,  I guess shortening of the supply that's raised that level from that we reported initially.


 It was correct when we reported it and what you're seeing is other  pressures  from those who are in the market keeping it up as much as possible and the Mexican border situation.

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 Destin Tompkins  - Morgan Keegan

 Okay. So we could assume that March will be similar to January and February?

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 Alan Stillman  - The Smith & Wollensky Restaurant Group, Inc. - Chairman and CEO

 Good question!

 I would ask you that.  I'll reiterate one point Alan made very  effectively  before.  What we purchased in February will run through the P&L in March,  so I guess you could take  advantage of us and say  we've  told you  what we paid in  February  and  what we pay in March  will run through the P&L in April because, as you know, we age our product.

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 Destin Tompkins  - Morgan Keegan

 Right, okay. On the pricing,  I think you had quoted $1.10 was the year-over-year  difference in the per person  average,  of the  cover.  And we haven't  taken any price  increases  since
October so is that year-over-year different, still the same?

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 Alan Mandel - The Smith & Wollensky Restaurant Group, Inc. - CFO, EVP-Finance,  Treasurer and
Secretary

 I don't think that what we said was a $1.10  year-over-year in October.  I think what we said was,  we added  pricing  increases  that would have given us  another  $1.10 in  October.  The year-over-year,  let's say you're  talking about  February or March,  we take into account any pricing  action  that we made last year.  We believe  that  throughout  the year last year the roughly three times that we upped prices during the year last year were worth about 3.6%.  The timing of them,  because  they were part way  through the year,  you're  going to get the full effect in January,  and the full effect in February,  but then you're  going to start  rolling around on the period when we made our first pricing action last year.

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 Alan Stillman  - The Smith & Wollensky Restaurant Group, Inc. - Chairman and CEO

Tell him what we got in dollars, was approximately $2.17.

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 Alan Mandel - The Smith & Wollensky Restaurant Group, Inc. - CFO, EVP-Finance,  Treasurer and
Secretary

 Approximately  $2.17 per cover in pricing action last year which represented about 3.6%. Does that help you?

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 Destin Tompkins  - Morgan Keegan

 Yes, thank you. That's 3.6% currently,  and we'll begin lapping some of those increases as we go through the year so that number will shrink.

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 Alan Mandel - The Smith & Wollensky Restaurant Group, Inc. - CFO, EVP-Finance,  Treasurer and
Secretary

 That's exactly right.
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                                                                              FINAL TRANSCRIPT


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 Destin Tompkins  - Morgan Keegan

 Okay, thanks.

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 Operator

 Thank you. Our next question comes from Dennis Forst. Please go ahead, sir.

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 Dennis Forst  - McDonald Investments

 Hi. I wanted to get a  clarification  on something  that Alan  Stillman said at the beginning about the comps. Did you say, that the New York City comps for the full year were down 2.8%.

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 Alan Mandel - The Smith & Wollensky Restaurant Group, Inc. - CFO, EVP-Finance,  Treasurer and
Secretary

 Yes.

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 Alan Stillman  - The Smith & Wollensky Restaurant Group, Inc. - Chairman and CEO

 2.8% down for the full year, but up 2.2% in the fourth quarter.


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 Dennis Forst  - McDonald Investments

 Okay,  that's what I thought I heard.  And what were the Smith &  Wollensky  stores up in the fourth quarter? You said 18.8% for the year, what about in the fourth quarter?

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 Alan Stillman  - The Smith & Wollensky Restaurant Group, Inc. - Chairman and CEO

 I don't have that, but let me take a look. Maybe we can pull it up.

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 Dennis Forst  - McDonald Investments

 Okay.  And then my other  question had to do with total system sales.  If we just look at all your owned and  managed  stores,  do you have total  system  revenues  for the year and/or the fourth quarter?

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 Alan Mandel - The Smith & Wollensky Restaurant Group, Inc. - CFO, EVP-Finance,  Treasurer and
Secretary

 We'll get that for you in one second.


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 Alan Mandel - The Smith & Wollensky Restaurant Group, Inc. - CFO, EVP-Finance,  Treasurer and
Secretary

 For the fourth quarter Smith & Wollensky  sales in comp units were up by 15.8% and if we look at total system  sales,  which as you know and I'm not sure  everybody  on the call  realizes, includes Smith & Wollensky New York, Maloney and Porcelli,  Post House and ONEc.p.s.  We would have been at about $140 million for 2003.

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 Dennis Forst  - McDonald Investments

 Okay. Great, thanks.

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Alan Stillman  - The Smith & Wollensky Restaurant Group, Inc. - Chairman and CEO

We thank you very much for joining us this evening and  certainly if anyone has any  questions tomorrow,  or Monday,  both Alan Mandel and myself will be in, and we'll be more than happy to answer any  questions.  Once  again,  thanks  very much for joining us, and have a great steak tonight.

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 Operator

 Thank you. This does conclude  today's  teleconference.  You may now disconnect your lines, and have a great day.
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                                                                              FINAL TRANSCRIPT

Except for historical  information  contained herein, the statements made herein regarding the
Company's business,  strategy and results of operations are  forward-looking  statements which are based on management's beliefs and information  currently available to management.  Readers are cautioned not to put undue reliance on such forward-looking statements,  which are subject to a number of risks and  uncertainties  that could cause actual results to differ  materially from such  statements.  Factors that may cause such  differences  include  changes in economic conditions generally or in each of the markets in which the Company is located,  unanticipated changes in labor or food costs, changes in consumer  preferences,  the level of competition in the  high-end  segment of the  restaurant  industry  and the success of the  Company's  growth strategy.  For a more detailed  description of such factors,  please see the Company's filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any  forward-looking  statements,  whether as a result of new information, future events or otherwise.
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